Exhibit 99.1

Orion Energy Systems, Inc. Announces Fiscal 2013 Third Quarter Results
Reports Increased Quarterly Revenue and Earnings

MANITOWOC, Wis. — February 5, 2013 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today its financial results for its fiscal 2013 third quarter and fiscal year-to-date period ended December 31, 2012.

“With revenues increasing year-over-year and sequentially, coupled with earnings returning to positive territory, our fiscal third quarter results reflect our renewed commitment to driving sustainable, profitable growth. While there is more work to be done, we have made great strides over the last several months aligning our priorities to deliver improved financial performance, and ultimately shareholder value,” commented John Scribante, Chief Executive Officer of Orion Energy Systems. “Looking ahead, driving profitable top-line growth through a culture of innovation, while maintaining financial discipline and improving operational efficiency remain my top priority.”

Third Quarter of Fiscal 2013

For the third quarter of fiscal 2013, the Company reported revenues of $29.1 million, a 6% increase compared to $27.4 million for the third quarter of fiscal 2012.

For the third quarter of fiscal 2013, the Company reported net income of $0.7 million, or $0.03 per share. For the third quarter of fiscal 2012, the Company’s net income was $0.1 million, or $0.00 per share.

Total order backlog as of December 31, 2012 was $38.3 million. The Company currently expects approximately $10.2 million of its existing backlog to be recognized as revenue during the remainder of fiscal 2013.

First Nine Months of Fiscal 2013

For the first nine months of fiscal 2013, the Company reported revenues of $63.8 million, a 19% decrease compared to $79.1 million for the first nine months of fiscal 2012.

For the first nine months of fiscal 2013, the Company reported a net loss of $10.9 million, or $(0.51) per share. For the first nine months of fiscal 2012, the Company’s net income was $0.6 million, or $0.03 per share. During the first nine months of fiscal 2013, the Company incurred non-recurring charges in the amount of $6.2 million, including a non-cash valuation reserve charge related to its deferred tax assets of $4.1 million, or approximately $(0.19) per share, and reorganization expenses of $2.1 million, or approximately $(0.10) per share.

Cash, Debt and Liquidity Position

Orion had $13.1 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2012, compared to $23.0 million and $1.0 million, respectively, at March 31, 2012. The reduction in cash during the first nine months was primarily due to $6.0 million used to repurchase common shares, $1.8 million for capital expenditures and $2.2 million for the repayment of debt.

Total short and long-term debt was $7.5 million as of December 31, 2012, compared to $9.5 million as of March 31, 2012. There were no borrowings outstanding under the Company’s revolving credit facility as of December 31, 2012, which has availability of $13.3 million.

The Company repurchased 2.7 million shares of its common stock at an average price per share of approximately $2.20 during the fiscal 2013 first nine months. As previously disclosed, the Company halted its share repurchase program mid-October 2012 in order to conserve cash while it stabilizes its profit performance.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and nine months ended December 31, 2012. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the third quarter and year-to-date ended December 31, 2012. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Tuesday, February 5, 2013 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2013 third quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customer’s:

•	Energy demand by 781,069 kilowatts, or 24.8 billion kilowatt-hours;

•	Energy costs by $1.9 billion; and

•	Indirect carbon dioxide emission by 16.2 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi); the availability of additional debt financing and/or equity capital; and (xvii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contact
Scott Jensen
Chief Financial Officer
Orion Energy Systems
(920) 892-5454
sjensen@oriones.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2012	2011	2012
Product revenue	$24,274	$22,660	$71,746	$53,171
Service revenue	3,132	6,427	7,356	10,634
Total revenue	27,406	29,087	79,102	63,805
Cost of product revenue	17,445	15,708	50,484	37,172
Cost of service revenue	2,447	4,798	5,716	7,874
Total cost of revenue	19,892	20,506	56,200	45,046
Gross profit	7,514	8,581	22,902	18,759
Operating expenses:
General and administrative	2,841	2,848	8,641	10,788
Sales and marketing	4,053	4,730	11,557	13,243
Research and development	556	427	1,771	1,834
Total operating expenses	7,450	8,005	21,969	25,865
Income (loss) from operations	64	576	933	(7,106)
Other income (expense):
Interest expense	(160)	(138)	(397)	(441)
Dividend and interest income	226	213	594	656
Total other income	66	75	197	215
Income (loss) before income tax	130	651	1,130	(6,891)
Income tax expense	56	-	490	4,057
Net income (loss)	$74	$651	$640	$(10,948)
Basic net income (loss) per share	$0.00	$0.03	$0.03	$(0.51)
Weighted-average common shares outstanding	22,996,050	20,191,547	22,969,169	21,271,465
Diluted net income (loss) per share	$0.00	$0.03	$0.03	$(0.51)
Weighted-average common shares outstanding	23,254,830	20,245,194	23,388,651	21,271,465

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2012	2011	2012
Cost of product revenue	$37	$21	$114	$78
General and administrative	144	43	440	462
Sales and marketing	119	78	391	357
Research and development	9	3	21	18
Total	$309	$145	$966	$915

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2012	2012
Assets
Cash and cash equivalents	$23,011	$13,074
Short-term investments	1,016	1,020
Accounts receivable, net	19,167	20,233
Inventories, net	18,132	17,766
Deferred contract costs	2,193	1,727
Deferred tax assets	1,549	-
Prepaid expenses and other current assets	2,174	3,363
Total current assets	67,242	57,183
Property and equipment, net	30,225	28,747
Long-term inventory	12,328	11,871
Patents and licenses, net	1,689	1,686
Deferred tax assets	2,609	213
Long-term accounts receivable	7,555	6,107
Other long-term assets	4,002	3,562
Total assets	$125,650	$109,369
Liabilities and Shareholders’ Equity
Accounts payable	$14,300	$13,359
Accrued expenses	3,018	6,760
Deferred revenue	2,614	1,462
Current maturities of long-term debt	2,791	2,737
Total current liabilities	22,723	24,318
Long-term debt, less current maturities	6,704	4,720
Deferred revenue	3,048	3,070
Other long-term liabilities	406	401
Total liabilities	32,881	32,509
Shareholders’ equity:
Additional paid-in capital	126,753	127,778
Treasury stock	(32,470)	(38,381)
Shareholder notes receivable	(221)	(296)
Retained deficit	(1,293)	(12,241)
Total shareholders’ equity	92,769	76,860
Total liabilities and shareholders’ equity	$125,650	$109,369

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended December 31,
	2011	2012
Operating activities
Net income (loss)	$640	$(10,948)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,029	3,414
Stock-based compensation expense	966	914
Deferred income tax (benefit) expense	(312)	3,945
(Gain) loss on sale of property and equipment	(15)	38
Provision for bad debts	409	712
Other	61	44
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	1,238	(330)
Inventories, current and long-term	(3,596)	823
Deferred contract costs	6,903	466
Prepaid expenses and other assets	(1,089)	(805)
Accounts payable	3,005	(941)
Accrued expenses	1,328	3,737
Deferred revenue	(6,081)	(1,130)
Net cash provided by (used in) operating activities	6,486	(61)
Investing activities
Purchase of property and equipment	(3,398)	(1,848)
Purchase of property and equipment held under operating leases	(3)	-
Purchase of short-term investments	(4)	(4)
Additions to patents and licenses	(184)	(97)
Proceeds from asset sales	5	30
Net cash used in investing activities	(3,584)	(1,919)
Financing activities
Payment of long-term debt	(1,260)	(2,194)
Proceeds from debt	4,583	156
Proceeds from repayment of shareholder notes	47	7
Repurchase of common stock into treasury	(279)	(6,007)
Excess tax benefits from stock-based compensation	682	21
Deferred financing costs	(124)	-
Proceeds from issuance of common stock	122	60
Net cash provided by (used in) financing activities	3,771	(7,957)
Net increase (decrease) in cash and cash equivalents	6,673	(9,937)
Cash and cash equivalents at beginning of period	11,560	23,011
Cash and cash equivalents at end of period	$18,233	$13,074